UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2005 (September 9, 2005)

AVERY DENNISON CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7685	95-1492269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Orange Grove Boulevard Pasadena, California	91103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 9, 2005, the registrant, Avery Dennison Corporation (the “Company”), completed the financing of a commercial facility to be located in Mentor, Ohio. This facility will be the new headquarters for the Company’s Roll Materials Worldwide division, which includes the Fasson Roll North American division, and will consist generally of land, buildings, equipment, and office furnishings and equipment (the “Facility”). The Company will lease the Facility pursuant to a lease between the Cleveland-Cuyahoga County Port Authority (the “Authority”) and the Company (the “Lease”). The Lease will be accounted for as an operating lease for financial accounting purposes. As a result, neither the assets nor the obligations of the Company to make lease payments will be recorded in the consolidated balance sheet of the Company, therefore making this transaction an off-balance sheet arrangement.

The Lease is comprised of three separate lease schedules, one schedule for each of the land and buildings, the equipment, and the office furnishings and equipment.

The portion of the Lease covering the office furnishings and equipment for the Facility has a term of seven years and the portions of the Lease covering the land and buildings and the equipment have a term of ten years. Quarterly rental payments pursuant to the Lease will commence after completion of the Facility. The construction of the Facility is expected to be completed by February 28, 2007, and therefore, the first rental payment date is expected to be April 15, 2007. Total scheduled Lease payments during the term of the Lease are estimated to be $31.2 million. In addition, the Lease contains a residual value guarantee of $33.4 million. The Company does not expect the residual value of the Lease to vary significantly from the amount guaranteed. The Authority is financing the construction of the Facility through the issuance of several series of its lease revenue bonds (the “Authority Bonds”).

At any time during the term of the Lease, the Company will have the option to purchase the Authority’s interest in all or any of the portions of the Facility for an amount equal to the greater of the fair market value or the lease balance (which is the sum of the then outstanding principal amount of the Authority Bonds issued for the related portion of the Facility, plus all accrued and unpaid interest thereon, other service charges, any premium that would be payable on those outstanding Authority Bonds and all other amounts owing by the Company) for that portion of the Facility.

The Company also will have the option to purchase the office furnishings and equipment on October 15, 2012 and to purchase the land and buildings and/or the equipment on October 15, 2015 (the scheduled lease termination dates) for an amount equal to the greater of the fair market value or the lease balance for that portion of the Facility. If the Company does not elect to purchase any portion of the Facility on a scheduled lease termination date, the Company will be required to use its best efforts to cause that portion of the Facility to be sold to a third party. If a portion of the Facility is not sold, or the sum of the proceeds of the sale is not sufficient to cover the lease balance applicable to that portion of the Facility, the Company will be required to pay an amount up to the non-renewal payment applicable to that portion of the Facility under the Lease.

The Lease is subject to customary default provisions, including, without limitation, payment defaults under the Lease and the operative documents, false or misleading representations and warranties, inability to pay debts, events of bankruptcy, and events of default and acceleration of certain debt obligations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

By:	/s/ Daniel R. O’Bryant
Daniel R. O’Bryant
Executive Vice President, Finance and Chief Financial Officer

Date: September 12, 2005